Pricing Supplement Number: 2 Dated: August 18, 2015 To Prospectus dated February 26, 2015 and Prospectus Supplement dated March 30, 2015	For SEC Filing Purposes: Filing Under Rule 424(b)(2) Registration Number 333-200852

CANADA

CANADA NOTES

Due Nine Months or more from Date of Issue

Fixed Rate Note

Principal Amount:	U.S.$50,000,000.00

Maturity Date:	August 25, 2019

Settlement Date:	August 25, 2015 (T+5)

Date from which Interest Accrues (Issue Date):	August 25, 2015

Trade Date:	August 18, 2015

Interest Payment Dates:	Semi-annually, on February 25 and August 25 of each year

Regular Record Dates:	February 9 or August 9 next preceding such Interest Payment Date or Maturity Date

Interest Rate:	1.454%

Issue Price:	100.00%

Yield to Maturity:	1.454%

Distributor’s Commission or Discount:	None

Net Proceeds to Canada:	U.S.$50,000,000.00

Depositary:	DTC

CUSIP Number:	135087E91

ISIN:	US135087E913

Common Code:	n/a

Listing:	None

Luxembourg Listing and Paying Agent:	n/a

Callable:	No, unless any change in the laws or regulations of Canada that would require the payment by Canada of Additional Amounts on the notes as more fully described in the Prospectus Supplement.

Specified Currency:	U.S. Dollars

Minimum Denominations:	U.S.$5,000 and integral multiples of U.S.$5,000

Type of Note(s):

DTC Global Note	Yes

International Global Note	n/a

Syndicated Transactions:	No

Other Provisions:	n/a

Addendum Attached:	n/a

Distributor:	BMO Capital Markets Corp.

Intended to be held in a manner which would allow Eurosystem Eligibility:	No